As filed with the U.S. Securities and Exchange Commission on October 12, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARYx THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0456039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Dumbarton Circle

Fremont, California 94555

(510) 585-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Goddard, Ph.D.

Chairman of the Board and Chief Executive Officer

ARYx Therapeutics, Inc.

6300 Dumbarton Circle

Fremont, California 94555

(510) 585-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Jr., Esq.

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

                If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value per share	2,000,000	$0.39	$775,100.00	$55.27

(1)         This registration statement relates to the resale by the selling stockholders named herein of up to 2,000,000 shares of common stock, par value $0.001  per share, of the registrant issuable upon the exercise of outstanding warrants that were acquired by the selling stockholders in separate closings of a debt financing, dated August 13, 2010 and September 30, 2010.

(2)         Based upon the maximum number of shares of common stock that may be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act.  The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Market on October 11, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated October 12, 2010

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,000,000 Shares

Common Stock

This prospectus relates to the disposition from time to time of up to 2,000,000 shares of our common stock issuable upon the exercise of outstanding warrants, which are held by the selling stockholders named in this prospectus. The selling stockholders acquired the warrants from us in separate closings of a debt financing on August 13, 2010 and September 30, 2010, and are more fully described on page 2 of this prospectus under “Bridge Financing.”

The selling stockholders may resell or dispose of the shares of our common stock, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not receive any of the proceeds from the sale of these shares of our common stock by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” beginning on page 28 of this prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “ARYX.”  The last reported sale price of our common stock on October 11, 2010 was $0.38 per share.

Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendment or supplements to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this registration statement, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in the prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation.

This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

This prospectus and the information incorporated herein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “ARYx,” “we,” “our” or similar references mean ARYx Therapeutics, Inc.

ARYx Therapeutics, Inc.

Overview

ARYx Therapeutics, Inc., or ARYx, is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates designed to eliminate known safety issues associated with well-established, commercially successful drugs. We use our RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. Our product candidate portfolio includes an oral prokinetic agent, naronapride (ATI-7505), designed to have the same therapeutic benefits as cisapride approved for Phase 3 clinical development for the treatment of chronic constipation, gastroparesis, functional dyspepsia, irritable bowel syndrome with constipation, and gastroesophageal reflux disease; an oral anticoagulant, tecarfarin (ATI-5923), designed to have the same therapeutic benefits as warfarin, currently in Phase 2/3 clinical development for the treatment of patients who are at risk for the formation of dangerous blood clots; an oral antiarrhythmic agent, budiodarone (ATI-2042), designed to have the efficacy of amiodarone in Phase 2 clinical development for the treatment of atrial fibrillation, a form of irregular heartbeat; and a novel, next-generation atypical antipsychotic agent, ATI-9242, currently in Phase 1 clinical development for the treatment of schizophrenia and other psychiatric disorders. Additionally, we have several product candidates in preclinical development. Each of our product candidates is an orally available, patentable new chemical entity designed to address similar indications as those of the original drug upon which each is based. Our product candidates target what we believe to be multi-billion dollar market opportunities.

Corporate Information

We were incorporated in the State of California on February 28, 1997 and reincorporated in the State of Delaware on August 29, 2007. We maintain a wholly owned subsidiary, ARYx Therapeutics Limited, with registered offices in the United Kingdom, which has had no operations since its inception in September 2004 and was established to serve as a legal entity in support of our clinical trial activities conducted in Europe. We operate in a single business segment with regard to the development of human pharmaceutical products. Our principal executive offices are located at 6300 Dumbarton Circle, Fremont, California 94555, and our telephone number is (510) 585-2200. Our website address is http://www.aryx.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 2,000,000 shares of our common stock issuable upon the exercise of warrants. Our common stock is currently listed on The NASDAQ Global Market under the symbol “ARYX.” Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of common stock that may be issued upon exercise of the warrants purchased pursuant to the secured note and warrant purchase agreement in the bridge loan financing described below. When we refer to the selling stockholders in this prospectus, we are referring to the investors in the bridge loan financing described below who are named in this prospectus as the selling stockholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

Bridge Financing

On August 13, 2010, we entered into a secured note and warrant purchase agreement, or the Agreement, with certain accredited investors.  Pursuant to the terms of the Agreement, we agreed to issue and sell in a private placement, or the Bridge Financing, our secured promissory notes in the aggregate principal amount of up to $4.0 million, or the Notes, and warrants to purchase up to an aggregate of 2,000,000 shares of our common stock, or the Warrants, subject to the terms and conditions set forth in the Agreement.

On August 13, 2010, we closed on the initial tranche of $2.0 million of Notes pursuant to the terms and conditions set forth in the Agreement and, as a result, issued Warrants to the investors to purchase 1,000,000 shares of our common stock.  On September 30, 2010, we closed on the second tranche of $2.0 million of Notes and, as a result, issued Warrants to the investors to purchase 1,000,000 shares of our common stock.

The total number of shares of common stock underlying each investor’s Warrants is equal to 25% of the principal amount of each Note purchased by such investor at each tranche closing in the Bridge Financing divided by $0.50, which represents 110% of the 20-day average closing bid price of a share of our common stock as reported on the NASDAQ Global Market as of August 12, 2010.  The Warrants had a purchase price of $0.0125 per underlying share of common stock and are exercisable for a term of five years from the date of issuance at an exercise price of $0.50 per share.  The Notes are debt securities which are not covered by this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully review the risks and uncertainties described below, and all other information contained in or incorporated by reference in this prospectus (as supplemented and amended), before deciding whether to purchase any of the common stock being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Related to Our Business

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to limit or cease our operations and related product development programs.

As of June 30, 2010, we had $1.4 million in cash, cash equivalents and marketable securities on hand, which, together with the proceeds from the Bridge Financing and concurrent restructuring of our outstanding loans with Lighthouse Capital Partners V, L.P., or Lighthouse, are only sufficient to fund our current operations into the fourth quarter of 2010. As of June 30, 2010, we had current payables and accrued liabilities of $1.4 million, current notes and related interest payable of $4.7 million and outstanding non-current liabilities of $4.8 million. Our ability to continue operations as a going concern, to evaluate strategic alternatives and potentially resume development activities with respect to our product candidates is dependent upon our ability to obtain substantial additional capital in the near term. Our operations have consumed substantial amounts of cash since inception, and we expect to continue to incur net losses for the foreseeable future as we explore strategic options in an effort to optimize the value of our assets. While we are currently exploring strategic options available to us, including collaboration arrangements to continue the development and potential commercialization of one or more of our lead product candidates or the sale of any or all of our assets, we cannot forecast with any degree of certainty whether a strategic transaction and/or collaboration arrangement will be achieved on optimal terms or at all. However, should such collaboration arrangements fail to provide sufficient revenue to fund our operations adequately, we will need to raise additional capital to fund our operations and complete development of our product candidates. Our future funding requirements will depend on many factors, including:

•                  the terms and timing of any collaborative, licensing and other arrangements that we may establish, if any;

•                  the extent of our success in monetizing the value of our current product candidate portfolio;

•                  the cost, timing and outcomes of regulatory approvals;

•                  the size, complexity and cost of our remaining business operations;

•                  the timing, receipt and amount of sales or royalties, if any, from our potential products; and

•                  the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Until we can generate a sufficient amount of collaboration or product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt arrangements, including the Bridge Financing, and/or a possible sale, collaboration or license of development and/or commercialization rights to one or more of our product candidates. We do not know whether additional funding will be available to us on acceptable terms, or at all.

If we raise additional funds by issuing equity securities, including under our Sales Agreement with MLV and Wm Smith, our stockholders will experience dilution, which may be significant. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders or us. If we raise additional funds through collaboration, sales or licensing arrangements with third parties, we may be required to relinquish some rights to our technologies or our product candidates, grant licenses on terms that are not favorable to us or enter into a collaboration arrangement for a product candidate at an earlier stage of development or for a lesser amount than we might otherwise choose.

Our existing capital resources are not sufficient to enable us to continue the development of any of our product candidates. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may:

•                  terminate or delay future clinical trials for one or more of our product candidates; or

•                  further reduce our headcount and capital or operating expenditures.

As we explore strategic options, no significant development activity is currently underway on any of our product candidates, and therefore we are not able to advance their development.

We have incurred significant operating losses since inception and expect to continue to incur substantial and increasing losses for the foreseeable future. We may never achieve or sustain profitability.

We have a limited operating history and have incurred significant losses since our inception. As of June 30, 2010, we had an accumulated deficit of approximately $197.1 million. We expect to continue to incur net losses for the foreseeable future as we explore strategic options available to us. These losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with drug development, we are unable to predict with certainty the costs we will incur in support of our product candidates as we pursue strategic options, including potential collaboration arrangements. Currently, we have no products approved for commercial sale, and, to date, we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, capital lease and equipment financings, debt financings and a single corporate partnership with Procter & Gamble Pharmaceuticals, Inc., or P&G, that was terminated in July 2008. We have devoted substantially all of our efforts to research and development, including clinical trials. If we are unable to develop and commercialize any of our product candidates, if development is delayed, if sales revenue from any product candidate approved by the U.S. Food and Drug Administration, or the FDA, is insufficient or if we fail to enter into partnering arrangements for our product candidates on terms favorable to us, we may never become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our loan agreements impose restrictions on us that may adversely affect our ability to operate our business.

Certain of our loan agreements with our lenders, including our debt arrangements with Lighthouse, Oxford Financial Corporation and the investors in the Bridge Financing, contain covenants that restrict or limit, among other things, our ability to create liens supporting indebtedness, sell assets, make certain distributions, and incur additional debt. In addition, our debt agreements contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants or, in the event of a default under any of our debt agreements, to remedy that default.

Our failure to comply with the covenants in our loan agreements and other related transactional documents could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. An event of default or an acceleration under one loan agreement could cause a cross-default or cross-acceleration of another loan agreement. Such cross- default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single loan facility. If an event of default occurs, or if other loan agreements cross-default, and the lenders under the affected loan agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such loan agreements.

Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance and ability to raise additional capital to continue our operations, which will be affected by general economic, financial, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance existing debt obligations will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or are unable to obtain future credit on acceptable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell or liquidate our assets. In such an event, we may be unable to obtain financing or sell our assets on acceptable terms, or at all.

Unfavorable economic and market conditions may negatively impact our business, results of operations, and financial condition, and may make it difficult or costly to raise additional capital.

The deterioration in worldwide economic conditions and the disruption to the credit and financial markets in the United States and worldwide have led to, among other things, extreme volatility in security prices, declining valuations of certain investments, and reduced liquidity and credit availability. As a company having no commercial operations, a protracted downturn may hurt our business in a number of ways, including the impact on our ability to access capital and credit markets to meet our financing objectives to allow us to continue our operations, and on our ability to manage our cash balance, current portfolio of cash equivalents or investments in marketable securities. While we are unable to predict the likely duration and severity of these unfavorable economic conditions in the United States and other countries, any of the circumstances mentioned above could adversely affect our business, financial condition, operating results, cash flow or cash position, and our ability to raise capital.

Our success depends substantially on our most advanced product candidates, which are still under development. If we are unable to bring any or all of these product candidates to market, or experience significant delays in doing so, our ability to generate product revenue and our likelihood of success will be harmed.

We have three product candidates in late stage clinical development, with tecarfarin in Phase 3, and budiodarone and naronapride (ATI-7505) in Phase 2b. A fourth product candidate, ATI-9242, entered into a Phase 1 clinical trial in April 2008. Our ability to generate product revenue in the future will depend heavily on the successful development and commercialization of these product candidates. Our other product candidates are in the discovery stage. Any of our product candidates could be unsuccessful for a variety of reasons, including that they:

•                  may not demonstrate acceptable safety and efficacy in preclinical trials or clinical trials or otherwise may not meet applicable regulatory standards for approval;

•                  may not offer therapeutic, safety or other improvements over existing or future drugs used to treat the same conditions;

•                  may not be capable of being produced in commercial quantities at acceptable costs; or

•                  may not be accepted in the medical community or by third-party payors.

We do not expect any of our current product candidates to be commercially available in the next several years, if at all. If we are unable to make our product candidates commercially available, we will not generate product revenues and we will not be successful. The results of our clinical trials to date do not provide assurance that acceptable efficacy or safety will be shown upon completion of Phase 3 clinical trials.

We expect to depend on collaborative arrangements to complete the development and commercialization of each of our product candidates. Potential collaborative arrangements will likely place the development of our product candidates outside of our control and will likely require us to relinquish important rights or may otherwise be on terms unfavorable to us.

The strategic options we are currently pursuing include potential collaborative arrangements with third parties to develop and commercialize each of our lead product candidates. Dependence on collaborative arrangements for development and commercialization of our product candidates will subject us to a number of risks, including:

•                  we may not complete a collaborative arrangement in time to avoid delays in clinical development, if at all, and if no collaborative arrangement is achieved, product development may be halted altogether. Currently, there are no clinical activities underway on any of our product candidates;

•                  we may not be able to control the amount and timing of resources that our collaborators may devote to the development or commercialization of product candidates or to their marketing and distribution;

•                  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•                  we may have limited control over our clinical trial design;

•                  disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•                  our collaborators may experience financial difficulties;

•                  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•                  business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to fulfill its obligations under any arrangement;

•                  a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•                  any collaborative arrangement may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

Collaborative arrangements do not currently exist for any of our product candidates. If we do not establish collaborations for each of our budiodarone, tecarfarin, naronapride (ATI-7505) and ATI-9242 product candidates or future product candidates, we may have to alter our development and commercialization plans.

The strategic options we are currently pursuing include potential collaborations with leading pharmaceutical and biotechnology companies to assist us in furthering the development and potential commercialization of some of our product candidates, including budiodarone, tecarfarin, naronapride (ATI-7505) and ATI-9242. We are seeking partners because the commercialization of each of our first four product candidates involves a large, primary care market that must be served by large sales and marketing organizations and because we do not currently have the capabilities to perform Phase 3 clinical trials. We face significant competition in seeking appropriate collaborators, and these collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on acceptable terms, if at all. We are unable to predict when, if ever, we will enter into any collaborations because of the numerous risks and uncertainties associated with establishing collaborations. If we are unable to negotiate an acceptable collaboration, we may have to curtail the development of a particular product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, if at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenues.

The commercial success of our potential collaborations will depend in part on the development and marketing efforts of our potential partners, over which we will have limited control. If our collaborations are unsuccessful, our ability to develop and commercialize and to generate future revenue from the sale of our products will be significantly reduced.

Our dependence on future collaboration arrangements will subject our company to a number of risks. Our ability to develop and commercialize each of our product candidates will depend on our and our potential collaboration partner(s)’ ability to establish the safety and efficacy of each respective product candidate, obtain and maintain regulatory approvals and achieve market acceptance of the product candidate(s) once commercialized. Our potential collaboration partner(s) may elect to delay or terminate development of our product candidates, independently develop products that compete with ours, or fail to commit sufficient resources to the marketing and distribution of our product candidates. The termination of a collaboration agreement may cause us to incur additional and unanticipated costs that may be material to our operations.

Business combinations, significant changes in business strategy, litigation and/or financial difficulties may also adversely affect the willingness or ability of our potential collaboration partners to fulfill their obligations to us. If a partner fails to perform in the manner we expect, our potential to develop and commercialize the respective product candidate(s) through other collaborations and to generate future revenue from the sale of the product candidate(s) may be significantly reduced. If a conflict of interest arises between us and our collaboration partner(s), they may act in their own self-interest and not in the interest of our company or our stockholders. If a collaboration partner breaches or terminates their collaboration agreement with us or otherwise fails to perform their obligations thereunder in a timely manner, the clinical development or commercialization of the respective product candidate(s) could be delayed or terminated. For example, we experienced this when P&G terminated our collaboration agreement to develop and commercialize naronapride (ATI-7505), and we may experience a similar result with potential collaboration partners in the future with respect to any of our product candidates.

If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, our ability to generate revenue will be materially impaired and our business will not be successful.

Our product candidates and the activities associated with their development and commercialization are subject to comprehensive regulation by the FDA and other federal and state regulatory agencies in the United States and by comparable authorities in other countries. The inability to obtain FDA approval or approval from comparable authorities in other countries would prevent us and our collaborative partners from commercializing our product candidates in the United States or other countries. Future collaborative agreements will likely cause us to give up control of interactions and regulatory approval processes with the FDA and other regulatory bodies. We or our partners may never receive regulatory approval for the commercial sale of any of our product candidates. We have only limited experience in preparing and filing the applications necessary to gain regulatory approvals and have not received regulatory approval to market any of our product candidates in any jurisdiction. The process of applying for regulatory approval is expensive and time-consuming, and can vary substantially based upon the type, complexity and novelty of the product candidates involved.

Because our product candidates are modeled after drugs which are known to have safety problems, the FDA and other regulatory agencies may require additional safety testing which may delay our clinical progress, increase our expected costs or make further development unfeasible. For instance, because of known problems with the drug after which it was modeled, we were required to conduct significant monitoring for cardiac toxicity in our clinical trials of naronapride (ATI-7505).

Changes in regulatory approval policies during the development period, changes in, or the enactment of, additional regulations or statutes or changes in the regulatory review team for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval trials, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

The FDA has substantial discretion in the approval process and may refuse to accept any application or decide that our data are insufficient for approval and require additional preclinical, clinical or other trials. For example, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Moreover, the FDA may not agree that certain target indications are approvable. For instance, the FDA has never approved a drug for postprandial distress syndrome, or PDS, and we cannot be certain that the FDA will recognize PDS as an indication for which naronapride (ATI-7505) or other drugs can be approved. As another example, while we believe we have clear direction from the FDA as to the development path for our tecarfarin product candidate based on our various discussions, the FDA may change its judgment on the appropriate development pathway for tecarfarin at any time. Similarly, the clinical trials to be required by the FDA for approval of new anti-arrythmic therapies may change as the FDA considers the approval of similar therapies submitted by competing pharmaceutical companies.

We will need to obtain regulatory approval from authorities in foreign countries to market our product candidates in those countries. We have not yet initiated the regulatory process in any foreign jurisdictions. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. If we fail to obtain approvals from foreign jurisdictions, the geographic market for our product candidates would be limited.

Safety issues relating to our product candidates or the original drugs upon which our product candidates have been modeled, or relating to approved products of third parties that are similar to our product candidates, could give rise to delays in the regulatory approval process.

Discovery of previously unknown problems with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market. Each of the opportunities upon which we have chosen to focus is based upon our belief that our RetroMetabolic Drug Design technology can be used to create a new product based upon an existing product which is efficacious in treating a specific condition, but which has a known safety problem. Each of our four lead product candidates is modeled on drugs which have significant safety problems. Budiodarone is modeled on amiodarone which is used, but not approved, for atrial fibrillation in spite of known safety problems due to its accumulation in the body and interaction with other drugs. Both amiodarone and budiodarone contain iodine which can accumulate in the thyroid and must be monitored for safety purposes. In addition, budiodarone is partially metabolized by CYP450 and, at certain levels has caused drug-drug interactions with warfarin, which increased INR and could increase the risk of hemorrhage complications. Tecarfarin is modeled on warfarin which is known to have safety risks because of its potential for bleeding and for interactions with numerous other drugs as listed on the package insert for the product. Naronapride (ATI-7505) is modeled on cisapride which was withdrawn from the market due to fatal cardiac problems. ATI-9242 is modeled to retain certain of the positive features of the class of atypical antipsychotic drugs while lessening certain of the safety issues that vary but exist within the class. The receptor profile which yields the positive and avoids the negative features of this class of drugs is a matter of great debate. While we have designed ATI-9242 to have an appropriate balance across a very complex set of receptors, we may have targeted an inappropriate profile or the profile attained may result in an unanticipated lack of efficacy or safety problems. Although we have designed our drugs to largely address each of the original drugs’ key safety problems, we will need to continue to demonstrate this through continued clinical testing. It is possible that the FDA may impose additional requirements on the development or approval of our products because of its concern about the original drug’s safety problems. These potential additional barriers could delay, increase the cost of, or prevent the commercialization of our product candidates.

Our product candidates are engineered to be broken down by the body’s natural metabolic processes in a manner we believe to be safer than that of the original drug. There can be no assurance that the products we develop will actually be metabolized as we expect. While we have designed the breakdown products to be safe, it is possible that there will be unexpected toxicity associated with these breakdown products that could cause our products to be poorly tolerated by, or toxic to, humans. Additionally, while we believe we have addressed the key safety problem of each of the original drugs, it is possible that our change to the chemical structure may result in new unforeseen safety issues. Any unexpected toxicity or suboptimal tolerance of our products would delay or prevent commercialization of these product candidates. Additionally, problems with approved products marketed by third parties that utilize the same therapeutic target as our product candidates could adversely affect the development of our product candidates. For example, the product withdrawals of Vioxx by Merck & Co., Inc. and Bextra by Pfizer because of safety issues caused other drugs that have the same therapeutic target, such as Celebrex from Pfizer, to receive additional scrutiny from regulatory authorities. Another prokinetic, tegaserod marketed by Novartis Pharmaceuticals Corporation as Zelnorm, was temporarily withdrawn from the market and then reintroduced in a very limited manner due to certain cardiac effects reportedly related to its off-target effects. Although in our end of Phase 2 meeting with the FDA, they did not indicate any special tests would be required, it is possible that we or a future collaboration partner may be required by regulatory agencies to perform tests, in addition to those we have planned, in order to demonstrate that naronapride (ATI-7505) does not have the safety problems associated with Zelnorm. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition.

Any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business.

To date, we have not completed the clinical trial program of any product candidate. The commencement and completion of clinical trials for our product candidates may be delayed or terminated as a result of many factors, including:

•                  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in preclinical and clinical trials;

•                  delays in patient enrollment, which we previously experienced in certain trials, and variability in the number and types of patients available for clinical trials;

•                  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•                  poor effectiveness of product candidates during clinical trials;

•                  poor patient compliance while participating in one of our clinical trials;

•                  unforeseen safety issues or side effects; and

•                  governmental or regulatory delays and changes in regulatory requirements, policies and guidelines.

Any delay in commencing or completing clinical trials for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition. It is also possible that none of our product candidates will complete clinical trials in any of the markets in which our collaborators or we intend to sell those product candidates. Accordingly, our collaborators or we would not receive the regulatory approvals needed to market our product candidates, which would severely harm our business and financial condition.

We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials for our product candidates, and thus for each of our product candidates we must rely on third parties such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. To date, we have utilized numerous vendors to provide clinical trial management, data collection and analysis and laboratory and safety analysis services in the conduct of our clinical trials. In addition, to date we have conducted our clinical trials at numerous sites in North America and Europe. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised owing to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates.

If some or all of our patents expire, are invalidated or are unenforceable, or if some or all of our patent applications do not yield issued patents or yield patents with narrow claims, competitors may develop competing products using our intellectual property and our business will suffer.

Our success will depend in part on our ability to obtain and maintain patent and trade secret protection for our technologies and product candidates both in the United States and other countries. When referring to “our” patents and other intellectual property in this section, we are referring both to patents and other intellectual property that we own. We rely on composition of matter patents for the compounds we develop. We cannot guarantee that any patents will issue from any of our pending or future patent applications. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes, and we cannot guarantee that our issued patents will not be held invalid or unenforceable.

The degree of future protection for our proprietary technologies and product candidates is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example, as applied to both existing and future patents and other intellectual property:

•                  we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•                  we might not have been the first to file patent applications for the disclosed inventions;

•                  others may independently develop similar or alternative technologies or duplicate our technologies;

•                  it is possible that none of our pending patent applications will result in issued patents;

•                  any patents issued to us or our collaborators may not provide protection for commercially viable products or may be successfully challenged by third parties;

•                  the patents of others may have an adverse effect on our ability to do business;

•                  regulators or courts may retroactively diminish the value of our intellectual property; or,

•                  due to financial constraints, we may choose to not maintain or further prosecute certain patents in certain geographies and thereby lose patent protection in those geographies.

Even if valid and enforceable patents cover our product candidates and technologies, the patents will provide protection only for a limited amount of time. As our product candidates are based on a parent drug where much research has been conducted, we may encounter many competitive patents from covered analogs of the parent drug. Our know-how and trade secrets may only provide a competitive advantage for a short amount of time, if at all. Furthermore, we cannot guarantee that our patents, present or future, will have scope sufficient to prevent competing products.

Our ability and our potential collaborators’ ability to obtain and enforce patents is highly uncertain because of the complexity of the scientific and legal issues involved and the subjective nature of issues upon which reasonable minds may differ. Legislative, judicial, and administrative bodies, both foreign and domestic, may issue laws, decisions, and regulations, respectively, that (a) detrimentally affect our ability to obtain protection for our technologies, (b) increase our costs of obtaining and maintaining patents, (c) detrimentally affect our ability to enforce our existing patents, (d) narrow the scope of our patent protection, and/or (e) otherwise diminish the value of our intellectual property in at least the following ways: 1) U.S. Federal Courts and foreign judicial authorities may render decisions that alter the application of the patent laws and detrimentally affect our ability to enforce our patents and obtain patent protection for our technologies; 2) the U.S. Patent and Trademark Office, or USPTO, and foreign counterparts may change the nature of how patent applications are examined and issue regulations that detrimentally affect our ability to obtain patent protection for our technologies and/or increase the costs for obtaining and maintaining protection; and/or 3) Congress and other foreign legislative bodies may make changes to their respective patent laws that may make obtaining and enforcing patents more difficult and/or costly, and/or otherwise diminish the value of our intellectual property or narrow the scope of our patent protection.

Even if patents are issued regarding our product candidates or methods of using them, those patents can be challenged by our competitors who can argue that such patents are invalid and/or unenforceable. Defending against such challenges could be costly, and the outcome is inherently uncertain and may result in the loss of some or all of our rights. Patents also may not protect our product candidates if competitors devise ways of making these or similar product candidates without legally infringing our patents. The Federal Food, Drug and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringing versions of a drug in order to facilitate the approval of generic substitutes. These same types of incentives encourage manufacturers to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor.

Similarly, we may choose to challenge the patents and other rights alleged or asserted by third parties. Such challenges, whether judicial or administrative in nature, could be costly and the outcome uncertain. A negative outcome could detrimentally affect our ability to do business.

While at present we have no such agreements in place, we may enter into agreements to license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, or should the licensors fail to maintain their licensed interest in the licensed patents, we could lose the rights to those technologies and patents, which may have a detrimental affect on our ability to do business.

As of June 30, 2010, we held 44 issued or allowed U.S. patents and had 14 patent applications pending before the USPTO. For some of our inventions, corresponding foreign patent protection is pending. Of the 44 U.S. patents that we hold, 39 patents are compound and composition related, having expiration dates from 2013 to 2025. Our composition of matter patent for budiodarone, our compound for the treatment of atrial fibrillation, issued in April 2002 and has an expiration date in 2020. The composition of matter patent for tecarfarin, our compound for anticoagulation, issued in August 2007 and has an expiration date in 2025. The composition of matter patent for naronapride (ATI-7505), our compound for the treatment of gastrointestinal disorders, issued in February 2007 and has an expiration date in 2025. Our composition of matter patent applications for ATI-9242, our product candidate for the treatment of schizophrenia and other psychiatric disorders, are currently pending, one in the United States and 15 in foreign jurisdictions. Although third parties may challenge our rights to, or the scope or validity of, our patents, to date we have not received any communications from third parties challenging our patents or patent applications covering our clinical candidates.

While budiodarone, tecarfarin and naronapride (ATI-7505) are all covered in the United States by issued composition of matter patents, additional patent applications would be required to extend patent protection beyond 2020, 2025 and 2025, respectively (assuming the validity and enforceability of the current composition of matter patents). We cannot guarantee that any patents will be issued from our pending or future patent applications, and any patents that issue from such pending or future patent applications would be subject to the same risks described herein for currently issued patents.

Our research and development collaborators may have rights to publish data and other information in which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. In most cases, these individuals or entities are at the least precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

Failure to adequately protect our trade secrets and other intellectual property could substantially harm our business and results of operations.

We also rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. This is particularly true for our RetroMetabolic Drug Design technology. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors are required to sign confidential disclosure agreements but they may unintentionally or willfully disclose our confidential information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Third-party claims of intellectual property infringement would require us to spend significant time and money and could prevent us from developing or commercializing our products.

Our commercial success depends in part on not infringing the patents and proprietary rights of other parties and not breaching any licenses that we have entered into with regard to our technologies and products. Because others may have filed, and in the future are likely to file, patent applications covering products or other technologies that are similar or identical to ours, patent applications or issued patents of others may have priority over or dominate our patent applications or issued patents or otherwise prevent us from commercializing our technologies. There are numerous issued and pending applications related to the original molecules and analogs from which our products are engineered. If such pending patents issuing from such pending applications are determined to be valid and construed to cover our products, the development and commercialization of any or all could be negatively affected and even prevented. We do not believe that our activities infringe the patents of others or that the patents of others inhibit our freedom to operate, but we cannot guarantee that we have identified all United States and foreign patents and patent applications that pose a risk of infringement. We may be forced to litigate if an intellectual property dispute arises, and it is possible that others may choose to challenge our position and that a judge or jury will disagree with our conclusions. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties. If we do not successfully defend an infringement action, are unable to have infringed patents declared invalid, and do not obtain a license to the patented technology, we may,

•                  incur substantial monetary damages;

•                  encounter significant delays in marketing our products; and

•                  be unable to conduct or participate in the manufacture, use or sale of our products or methods of treatment.

Similarly, if we initiate suits to defend our patents, such litigation could be costly and there is no assurance we would have the resources to defend our patents or that we would be successful in such processes. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. Licenses required under any of these patents may not be available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to develop, commercialize and sell our product candidates. We believe that there may continue to be significant litigation in the biotechnology and pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our management and financial resources and we may not prevail in any such litigation.

Furthermore, our commercial success will depend, in part, on our ability to continue to conduct research to identify additional product candidates in current indications of interest or opportunities in other indications. Some of these activities may involve the use of genes, gene products, screening technologies and other research tools that are covered by third-party patents. In some instances, we may be required to obtain licenses to such third-party patents to conduct our research and development activities, including activities that may have already occurred. It is not known whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to maintain a pipeline of potential product candidates and to bring new products to market. If we are required to defend against patent suits brought by third parties relating to third-party patents that may be relevant to our research activities, or if we initiate such suits, we could incur substantial costs in litigation. Moreover, the results of any such litigation are uncertain, and an adverse result from any legal action in which we are involved could subject us to damages and/or prevent us from conducting some or potentially all of our research and development activities.

If third parties do not manufacture our product candidates in sufficient quantities or at an acceptable cost, clinical development and commercialization of our product candidates would be delayed.

We presently do not have sufficient quantities of our product candidates to complete clinical trials of any of our lead product candidates. We do not currently own or operate manufacturing facilities, and we rely and expect to continue to rely on a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the production of clinical and commercial quantities of our product candidates. We do not have long-term agreements with any of these third parties, and our agreements with these parties are generally terminable at will by either party at any time. If for any reason, these third parties are unable or unwilling to perform under our agreements or enter into new agreements, we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our product candidates in a timely manner from these third parties could delay clinical trials and prevent us from developing and commercializing our product candidates in a cost-effective manner or on a timely basis.

The starting materials for the production of budiodarone are provided by the following vendors: SCI Pharmtech, Inc., Lexen Inc., Panchim, Julich GmbH and Weylchem Inc. To date, Ricerca, Biosciences, LLC, ScinoPharm Ltd. and SCI Pharmtech have produced all of budiodarone’s active pharmaceutical ingredient. Historically, we have relied on Ricerca, ScinoPharm and SCI Pharmtech as single-source suppliers for budiodarone’s active pharmaceutical ingredients. In the event that Ricerca, Biosciences, LLC, ScinoPharm Ltd. or SCI Pharmtech is unable or unwilling to serve as the supplier of budiodarone, we might not be able to manufacture budiodarone’s active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize budiodarone. To produce budiodarone drug product, drug substance is processed into 50 milligram or 200 milligram capsule forms by Patheon Inc. of Mississauga, Ontario.

The starting materials for the production of tecarfarin are provided by Synquest Labs, Inc. and Chem Uetikon, GmbH. To date, the active pharmaceutical ingredient for tecarfarin has been produced by ChemShop BV of the Netherlands and Corum Inc. of Taiwan on an ongoing purchase order basis. Should ChemShop BV or Corum Inc. be unable or unwilling to serve as the supplier of tecarfarin, a delay in the development of tecarfarin could occur, impairing our ability to commercialize tecarfarin on our existing timeline. Tecarfarin’s active pharmaceutical ingredient is processed into 1 milligram, 2 milligram, 5 milligram or 10 milligram tablets by QS Pharma of Boothwyn, PA.

The starting materials for the production of naronapride (ATI-7505) are provided by the following vendors: SCI Pharmtech, Inc., Corum, Inc. and Lexen Inc. To produce naronapride drug products, drug substance is processed into 20 milligram or 40 milligram tablet form by Pharmaceutics International, Inc. of Hunt Valley, MD (PII). In the event that any of these vendors are unable or unwilling to produce sufficient quantities of material for the manufacture of naronapride, the development and/or commercialization of naronapride could be delayed or impaired. A 500 kg quantity of naronapride active pharmaceutical ingredient (API) is currently in storage at PII. This drug supply is owned by Procter & Gamble and is being stored at our expense. Procter & Gamble has informally agreed that they will maintain this API until approximately September 30, 2010 at which time we must purchase the API for approximately $3.5 million or they may destroy it. We believe this is sufficient supply to conduct the required Phase 3 program for registration. However, Procter & Gamble may terminate this arrangement at any time subsequent to the date they have agreed and dispose of the API material, or it may prove not to be adequate for the entire Phase 3 program.

The starting materials for the production of ATI-9242 are provided by the following vendors: Corum Inc., Alfa Aesar, Apollo Scientific Ltd., and SKECHEM. To date, the active pharmaceutical ingredient for ATI-9242 has been produced exclusively by Corum Inc. in Taiwan. In the event that Corum Inc. is unable or unwilling to serve as the supplier of ATI-9242, we would not be able to manufacture ATI-9242’s active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize ATI-9242. To produce ATI-9242 drug product, drug substance is processed into 20 milligram capsule form by Xcelience LLC of Tampa, FL.

All of our current arrangements with third-party manufacturers and suppliers for the production of our product candidates are on a purchase order basis. We currently do not have long-term supply contracts with any of the third-party manufacturers and suppliers for our product candidates, and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. We have no reason to believe that any of the current manufacturers and suppliers for our product candidates is the sole source for the materials they supply us. However, if we were to lose one of these vendors and were unable to obtain an alternative source on a timely basis or on terms acceptable to us, our clinical and production schedules could be delayed. In addition, to the extent that any of these vendors uses technology or manufacturing processes that are proprietary, we may be unable to obtain comparable materials from alternative sources.

If we are required to obtain alternate third-party manufacturers, it could delay or prevent the clinical development and commercialization of our product candidates.

We may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If we are unable to continue relationships with our current suppliers, or to do so at acceptable costs, or if these suppliers fail to meet our requirements for these product candidates for any reason, we would be required to obtain alternative suppliers. Any inability to obtain qualified alternative suppliers, including an inability to obtain or delay in obtaining approval of an alternative supplier from the FDA, would delay or prevent the clinical development and commercialization of these product candidates.

Changes in manufacturing site, process or scale can trigger additional regulatory requirements that could delay our ability to perform certain clinical trials or obtain product approval.

The manufacturing and formulation of each of our lead product candidates that have been tested in humans to date has been performed by entities other than those that will likely manufacture the products for future clinical trials or commercial use. There is a possibility that analysis of future clinical trials will show that the results from our earlier clinical trials have not been replicated. The failure to replicate these earlier clinical trials would delay our clinical development timelines. New impurity profiles that occur as a result of changing manufacturers may lead to delays in clinical trial testing and approvals.

Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates.

Our current and anticipated future reliance on third-party manufacturers will expose us and our future collaborative partners to risks that could delay or prevent the initiation or completion of our clinical trials, the submission of applications for regulatory approvals, the approval of our product by the FDA or the commercialization of our products, and may result in higher costs or lost product revenues. In particular, our contract manufacturers could:

•                  encounter difficulties in achieving volume production, quality control and quality assurance or suffer shortages of qualified personnel, which could result in their inability to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our product candidates;

•                  terminate or choose not to renew manufacturing agreements, based on their own business priorities, at a time that is costly or inconvenient for us;

•                  fail to establish and follow FDA-mandated current good manufacturing practices, or cGMPs, which are required for FDA approval of our product candidates, or fail to document their adherence to cGMPs, either of which could lead to significant delays in the availability of material for clinical trials and delay or prevent marketing approval for our product candidates; and

•                  breach or fail to perform as agreed under manufacturing agreements.

If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities.

In addition, Lexen, SCI Pharmtech, Scinopharm, Corum Inc. and ChemShop BV are located outside of the United States. This may give rise to difficulties in importing our product candidates or their components into the United States as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation, or defective packaging.

If our preclinical trials do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans, we will not be able to commercialize our product candidates.

To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate, through extensive preclinical and clinical trials that the product candidate is safe and effective in humans. To date, we have not completed all required clinical trials of any product candidate. Preclinical and clinical testing is expensive, can take many years and has an uncertain outcome. A failure of one or more of our clinical trials could occur at any stage of testing. In addition, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process, which could delay or prevent our ability to commercialize our product candidates, including:

•                  regulators or institutional review boards may not authorize us to commence a clinical trial at a prospective trial site;

•                  our preclinical or clinical trials may produce negative or inconclusive results, which may require us to conduct additional preclinical or clinical testing or to abandon development projects;

•                  we may suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks;

•                  regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•                  the effects of our product candidates may not be the desired effects or may include undesirable side effects; and

•                  our preclinical or clinical trials may show that our product candidates are not superior to the original drugs on which our product candidates are modeled.

For instance, our preclinical and clinical trials may indicate that our product candidates cause unexpected drug-drug interactions and result in adverse events. For example, budiodarone’s preclinical trials contain results that have led to our decision to monitor for such effect in the clinic and may continue to be monitored in the clinic in the future. Inhibition of testicular function was observed in one animal species as part of these trials. No such effect has been observed to date in the clinic and monitoring continues. In published trials, a similar effect is thought to be correlated with the accumulation of amiodarone in tissues. A possible renal effect was also observed at high doses in our rat and dog toxicology trials for budiodarone. While we have and will continue to monitor patients for these effects, there is no assurance these effects will not occur in patients as part of our clinical trials for budiodarone, and have a resulting adverse effect on our ability to obtain requisite regulatory approval to market and sell budiodarone. Similarly, in the clinical testing of budiodarone in patients whose condition also required treatment with warfarin, dose adjustments of warfarin were sometimes required. As is common to most clinical trials, the potential for drug-drug interactions will be monitored. As another example, due to the result of our Phase 2/3 clinical trial of tecarfarin, additional clinical trials of tecarfarin will be necessary in order to demonstrate clinical superiority to warfarin. Even if we adequately demonstrate that tecarfarin is safe and effective and obtain FDA approval, we may not be permitted to market it as superior to warfarin. In a canine toxicology trial of naronapride (ATI-7505) performed by our former collaboration partner, P&G, six deaths occurred at doses that were 10 and 20 times greater than doses currently being used in clinical trials. Our clinical trials to date have indicated only mild to moderate side effects in humans. However, further observation is warranted.

Even when our product candidates do not cause any adverse effects, clinical trials of efficacy may show that our product candidates do not have significant effects on target symptoms or may be inconclusive. For example, in the EmbraceAC trial, tecarfarin demonstrated efficacy essentially the same as in earlier Phase 2 trials but did not achieve the primary endpoint of superiority over warfarin, as measured by time in therapeutic range. Naronapride (ATI-7505) was tested in two Phase 2 clinical trials in which the primary endpoints were not met in comparison to placebo. Although these trials did support naronapride’s efficacy against certain symptoms as secondary endpoints, if future trials show that naronapride is not sufficiently efficacious to justify its use as a therapy, our business and prospects may be materially adversely affected. In addition, we may need to reformulate the ATI-9242 drug product should we find in our on-going Phase 1 testing that adequate blood levels are not achieved with our current formulation.

Unforeseen events could cause us to experience significant delays in, or the termination of, clinical trials. Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which would adversely impact our financial results.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we fail to comply with continuing regulations, we could lose these approvals and the sale of our products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the approval could be conditioned on our conducting additional costly post-approval trials, implementing a Risk Evaluation and Mitigation Strategy, or REMS, if the FDA determines that a REMS is necessary to ensure the benefits of the drug outweigh the risks, or could limit the indicated uses included in our labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay our ability to obtain regulatory approvals in additional countries. In addition, the manufacturer of the product and its facilities will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable GMP regulations. After receiving marketing approval, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will remain subject to extensive regulatory requirements.

If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•                  restrictions on the products, manufacturers or manufacturing processes;

•                  warning letters;

•                  civil or criminal penalties or fines;

•                  injunctions;

•                  product seizures, detentions or import bans;

•                  voluntary or mandatory product recalls and publicity requirements which could vary in foreign jurisdictions;

•                  suspension or withdrawal of regulatory approvals;

•                  total or partial suspension of production; and

•                  refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

We are not currently pursuing additional research candidates using our RetroMetabolic Drug Design technology.

Because we have limited financial and managerial resources, we must focus on pursuing our strategic alternatives related to our later-stage programs and are not pursuing product candidates for the opportunities that we believe remain amenable to our RetroMetabolic Drug Design. We are not currently pursuing additional research candidates using our Retrometabolic Drug Design technology. As a result, we may forego or delay pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. During our recent restructuring, a significant portion of our research and development capability was dismantled. It would require significant time and effort to reestablish these capabilities if discovering or developing earlier-stage programs becomes part of our strategic focus in the future.

The commercial success of any products that we may develop will depend upon the degree of market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that we may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•                  demonstration of efficacy and safety in clinical trials;

•                  demonstration that we have adequately addressed the specific safety problem of the original molecule;

•                  the prevalence and severity of any side effects;

•                  potential or perceived advantages over alternative treatments;

•                  perceptions about the relationship or similarity between our product candidates and the original drug upon which each RetroMetabolic Drug Design candidate was based;

•                  advantage over other drugs may not be sufficiently great enough to obtain premium pricing;

•                  the timing of market entry relative to competitive treatments;

•                  the ability to offer our product candidates for sale at competitive prices;

•                  relative convenience and ease of administration;

•                  the strength of marketing and distribution support;

•                  sufficient third-party coverage or reimbursement; and

•                  the product labeling or product insert required by the FDA or regulatory authorities in other countries.

If we are unable to enter into agreements with third parties to market and sell our product candidates, we may be unable to generate product revenue.

We do not have a sales and marketing organization and have no experience in the sales, marketing and distribution of pharmaceutical products. It is our intention to use collaborative arrangements to gain access to large sales and marketing organizations in order to commercialize our product candidates. If we do not enter into a collaborative agreement with partners which give us access to a large sales and marketing organization, we may decide to engage contract sales organizations, pharmaceutical or other healthcare companies with an existing sales and marketing organization, and distribution system, to sell, market and distribute our products. If we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we market and sell any products that we develop ourselves. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. If we are not able to partner with a third party, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

Our ability to generate revenue from any products that we may develop will depend on reimbursement and drug pricing policies and regulations.

Many patients may be unable to pay for any products that we may develop. In the United States, many patients will rely on Medicare, Medicaid, private health insurers and other third-party payors to pay for their medical needs. Our ability to achieve acceptable levels of reimbursement for drug treatments by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, our product candidates. We cannot be sure that reimbursement in the United States, Europe or elsewhere will be available for any products that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future. Third- party payors increasingly are challenging prices charged for medical products and services, and many third-party payors may refuse to provide reimbursement for particular drugs when an equivalent generic drug is available. Although we believe that the safety profile of any products that we may develop will be sufficiently different from the original drugs from which they are modeled to be considered unique and not subject to substitution by a generic of the original drug in the case of budiodarone and tecarfarin, it is possible that a third- party payor may consider our product candidate and the generic original drug as equivalents and only offer to reimburse patients for the generic drug. In the case of naronapride (ATI-7505), the original molecule, cisapride, was withdrawn from the market and no generic version exists, but there are many competitive products which may limit the amount we can charge for this product candidate. There are five atypical antipsychotics which currently dominate an estimated $16.0 billion market for such drugs. Most will be generic competitors of ATI-9242 if it ever reaches the marketplace. While we have designed ATI-9242 to have the improved efficacy and safety features over the existing atypical antipsychotics, these desired features may not be proven in clinical testing or payors may be unwilling to pay a higher price for improved features when generic alternatives are available. Even if we show improved safety with our product candidates, pricing of the existing original drug may limit the amount we will be able to charge for each of our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates, and may not be able to obtain a satisfactory financial return on products that we may develop.

The trend toward managed healthcare in the United States and the changes in health insurance programs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us. In addition, any future regulatory changes regarding the healthcare industry or third-party coverage and reimbursement may affect demand for any products that we may develop and could harm our sales and profitability.

If our competitors are able to develop and market products that are more effective, safer or less costly than any products that we may develop, our commercial opportunity will be reduced or eliminated.

The pharmaceutical industry is highly competitive, with a number of established, large pharmaceutical companies, as well as smaller companies. Many of these companies have greater financial resources, marketing capabilities and experience in obtaining regulatory approvals for product candidates than we currently do. There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products which may target the same markets as our product candidates. We expect any of the potential products we develop to compete on the basis of, among other things, product efficacy and safety, time to market, price, extent of adverse side effects experienced and convenience of administration and drug delivery. One or more of our competitors may develop products based upon the principles underlying our proprietary technologies earlier than us, obtain approvals for such products from the FDA more rapidly than us or develop alternative products or therapies that are safer, more effective and/or more cost effective than any future products developed by us. We also expect to face competition in our efforts to identity appropriate collaborators or partners to help commercialize our product candidates in our target commercial areas.

Competition for tecarfarin for use as an oral anticoagulant will continue to come from generic coumadin due to its pricing and the years of experience physicians and patients have with the drug. Other oral anticoagulants are in development throughout the pharmaceutical and biotechnology industry. Most of these development programs fall into either the factor Xa or direct thrombin inhibitor categories. We are aware that Johnson & Johnson in collaboration with Bayer AG has a factor Xa before the FDA for approval, and that Bristol- Myers Squibb Company in collaboration with Pfizer, Inc., and Merck/Portola Pharmaceuticals, Inc. each have factor Xa programs in Phase 2 or Phase 3 testing. We are aware of a direct thrombin inhibitor, dabigitran from Boehringer-Ingelheim GmbH, that produced Phase 3 results in September 2009 in a clinical trial treating atrial fibrillation patients in which dabigatran was shown to be superior to warfarin at one of its two doses tested. The first direct thrombin inhibitor presented to the FDA for approval, ximelagatran, previously marketed as Exanta by AstraZeneca plc, has not been recommended for approval due to idiosyncratic liver toxicity problems. Although we believe tecarfarin’s mechanism of action (VKOR inhibition as with warfarin) and broadly available inexpensive monitoring methodology (INR) provide an advantage, these factor Xa and direct thrombin inhibitor programs will likely provide major competition in this market. In addition, there may be other compounds of which we are not aware that are at an earlier stage of development and may compete with our product candidates. If any of those compounds are successfully developed and approved, they could compete directly with our product candidates.

We believe generic amiodarone will continue to provide competition to budiodarone for the treatment of atrial fibrillation, even though it is not labeled for use in atrial fibrillation in the United States. Amiodarone will continue to be used off-label in spite of its safety problems because of its generic pricing. Sanofi-Aventis has been granted approval and launched in the United States its antiarrhythmic therapy Multaq® (dronedarone). Approval was also granted by the European Union in November 2009 and launch is underway. We believe Multaq® will provide substantial competition to budiodarone in the treatment of atrial fibrillation. Other treatments for atrial fibrillation, such as sotalol, marketed by Bayer HealthCare Pharmaceuticals, Inc., flecainide marketed by 3M Company and propafenone, marketed by GlaxoSmithKline, do not have equivalent efficacy to amiodarone but will continue to compete in the atrial fibrillation marketplace. Cardiome Pharma Corporation’s oral product, vernakalant, for the treatment of atrial fibrillation, was licensed to Merck in April 2009. Vernakalant is in Phase 3 testing and is hoped to have efficacy equal to or better than flecainide or sotalol, but with reduced pro-arrhythmic effects. There are other companies developing devices or procedures to treat atrial fibrillation through ablation, including CryoCor, Inc. and CryoCath Technologies, Inc.

Competition for ATI-9242 will likely come from the five largest selling atypical antipsychotics: Risperdal by Janssen Pharmaceutica, Seroquel by AstraZeneca Pharmaceuticals LP, Zyprexa by Eli Lilly and Company, Abilify by Bristol-Myers Squibb/Otsuka America Pharmaceutical, Inc., and Geodon by Pfizer Inc., which sold a collective $15.7 billion in 2007. It is likely that virtually all of these would be sold as generic versions by the time ATI-9242 could come to market. Other antipsychotics are in development which may also be competitive to ATI-9242.

Naronapride (ATI-7505) has potential use in five indications: chronic constipation, functional dyspepsia, GERD, gastroparesis and IBS with constipation. Some of these indications may not be recognized by the FDA as sufficiently defined to enable regulatory approval of a drug for treatment. Naronapride is a prokinetic agent which has been shown to increase motility in the upper and lower gastrointestinal tract, including the ability to improve gastric emptying and colonic motility. Products which affect the gastrointestinal system’s motility could be useful in the treatment of each of these disorders. Other prokinetics are on the market or in development which will also be competitive to naronapride, including tegaserod, marketed by Novartis Pharmaceuticals Corporation as Zelnorm, which was withdrawn from the market and is currently available through an investigational new drug (IND) process, TD-5108 being developed by Theravance, and erythromycin. Another prokinetic compound in development in Europe, with the potential for commercialization in the United States and Asia, is prucalopride from Movetis. Prucalopride has been approved for commercialization in certain European countries for the treatment of chronic constipation in women but has not yet been launched. Trials are on-going in Europe testing prucalopride in the treatment of chronic constipation in men. Johnson & Johnson has rights to prucalopride in North American and certain European countries and we expect prucalopride to provide competition in markets around the world. Ironwood Pharmaceuticals and Forest Laboratories are jointly developing linaclotide, a guanylate cyclase C agonist, in North America for the treatment of chronic constipation and irritable bowel syndrome. They have completed two Phase 3 trials in North America with positive efficacy results. Ironwood has licensed development and commercialization rights to linaclotide in both Europe and Asia, and we expect linaclotide to provide competition in specific lower GI tract indications. We believe the most significant competition to naronapride for the treatment of GERD is proton pump inhibitors and H2 blockers, which are currently on the market in both prescription formulations and strengths as well as in over-the-counter forms. Many major pharmaceutical companies currently market proton pump inhibitors and H2 blockers generating worldwide sales of over $17.0 billion in 2006. Naronapride is targeted at the approximately 20-25% of GERD patients who do not receive adequate relief from proton pump inhibitors, which reduce the creation of acid in the stomach. Naronapride will face competition from the prokinetics as well as many inexpensive over-the-counter indications for the treatment of these gastrointestinal disorders.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop or commercialize our product candidates if we choose to do so.

Our success depends on our ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading clinicians. If we are not able to retain Dr. Goddard, our Chairman and Chief Executive Officer, Mr. Varian, our Chief Operating Officer and Chief Financial Officer, and Dr. Druzgala, our Senior Vice President and Chief Scientific Officer, we may not be able to successfully complete our ongoing effort to explore strategic options or develop or commercialize our product candidates, if we choose to do so. Our ability to retain and incentivize our senior management and key scientific personnel may be impaired by the October 2009 and February 2010 terminations of a substantial portion of our workforce, including Dr. Daniel Canafax, our former Vice President and Chief Development Officer, and this recent primary focus to explore strategic options to optimize the value of our assets. Competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms, if we choose to do so. In addition, none of our employees have employment commitments for any fixed period of time and could leave our employment at will. In June 2010, Peter Milner, our former President of Research and Development, resigned from the company. We carry “key person” insurance in the amount of $1.0 million for Dr. Druzgala, but do not carry “key person” insurance covering any other members of senior management or key scientific personnel. If we fail to retain qualified personnel, we may be unable to continue our ongoing strategic process.

Our workforce reductions in October 2009 and February 2010 and any future workforce and expense reductions may have an adverse impact on our internal programs, our ability to retain key personnel and may be distracting to management.

In October 2009, our board of directors committed to a restructuring plan that resulted in a reduction in force affecting 17 employees in order to improve operational efficiencies. In February 2010, our board committed to a further reduction in force affecting 37 employees in order to further reduce operating expenses and conserve cash resources as we explore various strategic options. In light of our continued need for funding and expense control, we may be required to implement further workforce and expense reductions in the future. Further workforce and expense reductions could result in reduced progress on our internal programs. In addition, employees, whether or not directly affected by a reduction, may seek future employment with our business partners or competitors. Although our employees are required to sign a confidentiality agreement at the time of hire, the confidential nature of certain proprietary information may not be maintained in the course of any such future employment. Further, we believe that our future success will depend in large part upon our ability to retain highly skilled personnel. We may have difficulty retaining such personnel as a result of a perceived risk of future workforce and expense reductions. In addition, the implementation of the restructuring program may result in the diversion of efforts of our executive management team and other key employees, which could adversely affect our business.

While we are not currently planning to commercialize our product candidates using our own resources, we may need to hire additional employees in order to continue to develop or commercialize our product candidates, if we choose to do so. Any inability to manage future growth could harm our ability to develop or commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.

In order to further develop or commercialize our product candidates, we will need to expand the number of our managerial, operational, financial and other employees since our recent restructurings severely reduced our development capabilities. Because the projected time frame for hiring these additional employees depends on access to additional financial resources and on the development status of our product candidates and because of the numerous risks and uncertainties associated with drug development and our existing capital resources, we are unable to project if and when we will hire these additional employees. While to date we have not experienced difficulties in recruiting, hiring and retaining qualified individuals, the competition for qualified personnel in the pharmaceutical and biotechnology field is intense.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to further develop and commercialize our product candidates and compete effectively will depend, in part, on our ability to manage any future growth effectively.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products that we may develop caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•                  decreased demand for any product candidates or products that we may develop;

•                  injury to our reputation;

•                  withdrawal of clinical trial participants;

•                  costs to defend the related litigation;

•                  increased demands on management’s attention in defending the related litigation;

•                  substantial monetary awards to clinical trial participants or patients;

•                  loss of revenue; and

•                  the inability to commercialize any products that we may develop.

We have product liability insurance that covers our clinical trials up to an aggregate $10.0 million annual limit. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for any products that we may develop. Insurance coverage is increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

If we use biological and hazardous materials in a manner that causes contamination, injury or violates laws, we may be liable for damages.

Our research and development activities involve the use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We, the third parties that conduct clinical trials on our behalf and the third parties that manufacture our product candidates are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with these laws and regulations could result in significant fines and work stoppages and may harm our business.

Our principal facility is located in California’s Silicon Valley, in an area with a long history of industrial activity and use of hazardous substances, including chlorinated solvents. Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, impose strict, joint and several liabilities on current operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. As a result, while we have not been notified of any claim against us, we are not aware of any such release, nor have we been held liable for costs to address contamination at the property beneath our facility in the past, we cannot rule out the possibility that this may occur in the future. We do not carry specific insurance against such a claim.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business, stock price and ability to raise additional capital.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal controls and, to the extent required, an attestation of the effectiveness of internal controls by our independent auditor. While the company believes that all material information about the company’s finances is known to management and that we are able to continue to provide reasonable assurance about the reliability of our financial reporting to stockholders including that the preparation of financial statements for external purposes are in accordance with generally accepted accounting principles, due to the company’s recent restructuring, management may determine that we no longer have sufficient personnel or internal procedures to allow us to certify that we are in compliance with Section 404 of the Sarbanes-Oxley Act as of December 31, 2010. Due to recent legislative changes, we are no longer required to have an auditor attestation regarding our compliance in the first quarter of 2011. However, if management is unable to certify as to the effectiveness of internal controls as of December 31, 2010, then it is possible that we will receive an adverse opinion from our auditor. Similarly, if we conclude at anytime that our internal controls are no longer sufficient to provide reasonable assurance regarding the reliability of our external financial reporting to stockholders, we may be required to make such a disclosure to our stockholders. Either of these events could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and our ability to raise additional capital.

Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our principal facility is located in California’s Silicon Valley near known earthquake fault zones and, therefore, is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions, and we do not currently plan to purchase additional insurance to cover such losses because of the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition. Our current insurance does not specifically cover property loss or business interruption due to earthquake damage.

Risks Related to Ownership of Our Common Stock

If we fail to regain compliance with the listing requirements of The NASDAQ Global Market, our common stock will be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed on The NASDAQ Global Market. We announced on April 9, 2010 that we had received a letter, dated April 5, 2010, from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that, for the last 30 consecutive business days, the market value of our listed securities had been below the minimum $50.0 million requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rules, or the Market Cap Requirement. In accordance with NASDAQ Listing Rules, we were given 180 calendar days, or until October 4, 2010, to regain compliance. On October 5, 2010, we received a second letter from the Staff notifying us of its determination that we had failed to regain compliance with the Market Cap Requirement by October 4, 2010 and that our common stock will be delisted from The NASDAQ Global Market on October 14, 2010 unless we request an appeal of this determination.  We may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel, or the Panel, pursuant to the NASDAQ Listing Rule 5800 Series.  We intend to appeal the Staff’s delisting determination to the Panel, and, in such case, we would remain listed on The NASDAQ Global Market pending the Panel’s decision.  There is no assurance that our planned appeal of the delisting determination by the Staff to the Panel will be successful.

We announced on June 1, 2010 that we had received a letter, dated May 25, 2010, from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that, for the last 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rules. In accordance with NASDAQ Listing Rules, we have been given 180 calendar days, or until November 22, 2010, to regain compliance. To regain compliance, the bid price for our common stock must close at $1.00 or more for a minimum of 10 consecutive business days at any time prior to November 22, 2010. If we do not demonstrate compliance by November 22, 2010, the NASDAQ Listing Qualifications Department will provide written notification to us that our common stock may be delisted. At that time, we may either apply for listing on The NASDAQ Capital Market, provided we meet the continued listing requirements of that market in accordance with NASDAQ Listing Rules, or appeal the decision to the Panel. In the event of an appeal, our securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following a hearing. There can be no assurance that, if we do appeal a delisting determination to the Panel, that such appeal would be successful.

We announced on July 8, 2010 that we had received a letter, dated July 2, 2010, from the Listing Qualifications Department of The NASDAQ Stock Market notifying us that, for the last 30 consecutive business days, the market value of our publicly held shares has been below the minimum $15.0 million requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Listing Rules.  In accordance with NASDAQ Listing Rules, we have been given 180 calendar days, or until December 28, 2010, to regain compliance. To regain compliance, the market value of our publicly held shares must close at $15.0 million or more for a minimum of 10 consecutive business days at any time prior to December 28, 2010.  If we do not demonstrate compliance by December 28, 2010, the NASDAQ Listing Qualifications Department will provide written notification to us that our common stock may be delisted.  At that time, we may either apply for listing on The NASDAQ Capital Market, provided we meet the continued listing requirements of that market in accordance with NASDAQ Listing Rules, or appeal the decision to the Panel.  In the event of an appeal, our securities would remain listed on The NASDAQ Global Market pending a decision by the Panel following a hearing.  There can be no assurance that, if we do appeal a delisting determination to the Panel, that such an appeal would be successful.

If we fail to regain compliance with the listing standards of The NASDAQ Global Market, we may consider transferring to The NASDAQ Capital Market, provided we meet the transfer criteria, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to The NASDAQ Capital Market could adversely affect the liquidity of our common stock. If our common stock were to be delisted by NASDAQ, we could face significant material adverse consequences, including:

•                  a limited availability of market quotations for our common stock;

•                  a reduced amount of news and analyst coverage for us;

•                  a decreased ability to issue additional securities or obtain additional financing in the future;

•                  reduced liquidity for our stockholders;

•                  potential loss of confidence by collaboration partners and employees; and

•                  loss of institutional investor interest.

Our stock price may be extremely volatile, and your investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Investors who purchase our common stock may not be able to sell their shares at or above the purchase price. Securities market prices for securities of biopharmaceutical companies have been highly volatile. In addition, the volatility of biopharmaceutical company stocks often does not correlate to the operating performance of the companies represented by such stocks. Some of the factors that may cause the market price of our common stock to fluctuate include:

•                  announcements regarding the sufficiency of our cash resources and the ongoing exploration of the strategic alternatives available to us;

•                  adverse results or delays in our clinical trials;

•                  the timing or delay of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment or termination of a commercial partnership for one or more of our product candidates;

•                  announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•                  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

•                  the commercial success of any product approved by the FDA or its foreign counterparts;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems;

•                  any intellectual property infringement lawsuit involving us;

•                  announcements of technological innovations or new products by us or our competitors;

•                  market conditions for the biotechnology or pharmaceutical industries in general;

•                  changes in financial estimates or recommendations by securities analysts;

•                  sales of large blocks of our common stock;

•                  sales of our common stock by our executive officers, directors and significant stockholders;

•                  direct sales of our common stock through our Sales Agreement with MLV and Wm Smith or other financing arrangements;

•                  borrowing of funds under new or existing loan facilities;

•                  restatements of our financial results and/or material weaknesses in our internal controls; and

•                  the loss of any of our key scientific or management personnel.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility and price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management’s attention and resources, and possibly delay our clinical trials or commercialization efforts.

Fluctuations in our operating results could cause our stock price to decline.

The following factors are likely to result in fluctuations of our operating results from quarter to quarter and year to year:

•                  fluctuations in our expenses based on adjustments in light of our limited cash resources;

•                  adverse results or delays in our clinical trials;

•                  the timing or delay of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment or termination of a commercial partnership for one or more of our product candidates;

•                  announcement of FDA approval or non-approval of our product candidates or delays in the FDA review process;

•                  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

•                  the commercial success of any product approved by the FDA or its foreign counterparts;

•                  regulatory developments in the United States and foreign countries;

•                  changes in the structure of healthcare payment systems;

•                  any intellectual property infringement lawsuit involving us; and

•                  announcements of technological innovations or new products by us or our competitors.

Because of these potential fluctuations in our operating results, a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular financial period the actual or anticipated fluctuations could be below the expectations of securities analysts or investors and our stock price could decline.

Because a small number of existing stockholders own a large percentage of our voting stock, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

Based on our outstanding shares as of July 31, 2010 (which excludes any shares of common stock issuable upon exercise of warrants and options outstanding on such date), our executive officers, directors and holders of 5% or more of our outstanding common stock beneficially owned approximately 42% of our common stock. As a result, these stockholders, acting together, may be able to significantly influence any matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to the perception that conflicts of interest may exist or arise.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may delay or prevent an acquisition of us, a change in our management or other changes that stockholders may consider favorable. These provisions include:

•                  a classified board of directors;

•                  a prohibition on actions by our stockholders by written consent;

•                  the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to adopt a stockholders’ rights plan that would make it difficult for a third party to acquire us;

•                  notice requirements for nominations for election to the board of directors; and

•                  limitations on the removal of directors.

Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Future sales of our common stock in the public market could cause our stock price to drop substantially.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

As of July 31, 2010, we had 33,461,975 shares of common stock outstanding, which excludes any shares of common stock issuable upon exercise of warrants and options outstanding as of such date. The shares outstanding are freely tradable without restriction in the public market unless held by an affiliate of ours. Shares held by our affiliates are eligible for sale in the public market either in accordance with an effective resale registration statement with the Securities and Exchange Commission or pursuant to the volume limitations and manner of sale requirements under Rule 144. Any common stock that is either subject to outstanding options or warrants or reserved for future issuance under our 2001 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Non-Employee Directors’ Stock Option Plan and 2007 Employee Stock Purchase Plan could also become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Certain of our affiliates have rights with respect to registration of a significant number of our shares of common stock under the Securities Act. If such holders, by exercising their registration rights, cause a large number of securities to be sold in the public market, these sales could have an adverse effect on the market price for our common stock and may impair our ability to raise additional capital. In addition, as of December 31, 2009, we have filed three registration statements on Form S-8 under the Securities Act to register up to an aggregate of 5,005,132 shares of our common stock for issuance under our stock option and employee stock purchase plans, and intend to file additional registration statements on Form S-8 to register the shares automatically added each year to the share reserves under these plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

•                  the occurrence and likelihood of a partnering and/or strategic transaction with respect to our lead product candidates and assets on optimal terms or at all;

•                  sufficiency of our cash resources and our ability to obtain additional financing on optimal terms or at all;

•                  the success and timing of our preclinical studies and clinical trials;

•                  our ability to obtain and maintain regulatory approval for our product candidates;

•                  our plans to research, develop and commercialize our product candidates;

•                  the loss of key scientific or management personnel;

•                  the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•                  regulatory developments in the United States and foreign countries;

•                  any statements concerning proposed regulatory activities or potential licensing or collaborative arrangements;

•                  the rate and degree of market acceptance of our product candidates;

•                  our ability to obtain and maintain intellectual property protection for our product candidates;

•                  the success of competing therapies that are or become available;

•                  our operations and legal risks;

•                  the performance of third-party manufacturers with which we contract to provide a supply of our product candidates; and

•                  assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such statements. We discuss these risks in greater detail under the heading “Risk Factors” in this prospectus. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus, together with the information incorporated herein by reference as described under the section entitled “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

You should rely only on information contained or incorporated by reference in this prospectus and any prospectus supplement, and the registration statement of which this prospectus is a part, including the exhibits that we have filed with the registration statement. You should understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors discussed or incorporated by reference in this prospectus and any prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. The shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of warrants for cash, the selling stockholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $0.50 per share of our common stock. We expect to use any such proceeds for working capital and other general corporate purposes. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of the warrants.

Each selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

On August 13, 2010 and September 30, 2010, we issued to the selling stockholders warrants to purchase an aggregate of 2,000,000 shares of common stock in closings of the Bridge Financing. For additional information regarding the issuances of common stock, see “Prospectus Summary—Bridge Financing” above. This prospectus relates to the possible resale from time to time by the selling stockholders of any or all of the shares of common stock issuable in the Bridge Financing held by such selling stockholders. We are registering the shares of common stock issuable pursuant to the exercise of the warrants issued in the Bridge Financing pursuant to the provisions of the Registration Rights Agreement we entered into with the selling stockholders on August 13, 2010 in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below, including the footnotes, presents information regarding the selling stockholders and the shares of common stock that may be issued upon exercise of the warrants they purchased in the Bridge Financing, and that the selling stockholders may offer and sell from time to time under this prospectus. The warrants held by the selling stockholders are exercisable at any time in whole or in part and expire five years from the date of issuance. Pursuant to the terms of the warrants, if certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. Except as described below, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of the close of business on September 30, 2010. As used in this prospectus, the term “selling stockholder” includes the individuals and entities set forth below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which each selling stockholder has voting and investment power.

The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock issuable upon exercise of the warrants that each selling stockholder may offer under this prospectus. The fourth column assumes the sale of all the shares offered by each selling stockholder pursuant to this prospectus. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. Each selling stockholders may sell some, all or none of its shares in this offering. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)		Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned After Offering (2)(3)
Name of Selling Stockholder (1)	Number	Percent	Pursuant to this Prospectus	Number	Percent

Entities affiliated with MPM Capital (4)	6,900,885	19.7%	1,000,000	5,900,885	17.4%

Entities affiliated with Ayer Capital Management (5)	1,791,656	5.2	1,000,000	791,656	2.4

All selling stockholders as a group	8,692,541	24.9%	2,000,000	6,692,541	19.7%

(1)                      Based on the information received by us from each known holder of the securities.

(2)                      Shares beneficially owned include shares of our common stock and shares of our common stock issuable pursuant to stock options and warrants exercisable within 60 days of September 30, 2010 held by the selling stockholders.  Percentages are based on 33,461,975 shares of our common stock that were outstanding as of September 30, 2010.  In calculating the percentage for each selling stockholder, the shares of common stock issuable pursuant to stock options and warrants are treated as shares outstanding for that selling stockholder but are not treated as outstanding for any other selling stockholder.  In calculating the percentage for each group of affiliated funds, the shares of common stock issuable upon exercise of the warrants held by each of the affiliated funds are treated as outstanding for that group.

(3)                      The selling stockholders may offer and sell all or part of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.

(4)                      Consists of 83,805 shares held by MPM Asset Management Investors 2002 BVIII LLC, (“AM 2002”), 358,453 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV KG”), 128,140 shares held by MPM BioVentures III Parallel Fund, LP (“BV Parallel”), 285,204 shares held by MPM BioVentures III, LP (“MPM III”), 4,241,787 shares held by MPM BioVentures III-QP, LP (“BV III QP”) and 267,183 shares held by MPM BioVentures Strategic Fund, LP. Also includes shares that the entities have a right to acquire within sixty (60) days of September 30, 2010 through the exercise of outstanding warrants: 25,257 shares by AM 2002, 108,033 shares by BV KG, 38,623 shares by BV Parallel, 85,957 shares by MPM III, and 1,278,443 shares by BV III QP. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC, or MPM BV III LLC, are the direct and indirect general partners of the above mentioned funds. Luke Evnin, Ansbert Gadicke, Michael Steinmetz, Nicholas Galakatos, Dennis Henner, Kurt Wheeler and Mr. Simon, one of our directors, are members of MPM BV III LLC and AM 2002 and share investment and voting power over the shares held by all the above-mentioned funds. Messrs. Evnin, Gadicke, Steinmetz, Galakatos, Henner, Wheeler and Simon each disclaim beneficial ownership of the shares held by such above-mentioned funds except to the extent of their respective proportionate pecuniary interests therein. The address of MPM Capital is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(5)                      Consists of 791,656 shares held by Ayer Capital Management, LP (“Ayer”).  Also includes shares that entities affiliated with Ayer have a right to acquire within sixty (60) days of September 30, 2010 through the exercise of outstanding warrants: 965,000 shares by Ayer Capital Partners Master Fund, LP and 35,000 shares by Ayer Capital Partners Kestrel Fund, LP.  Ayer holds the securities on behalf of other persons who have the right to receive or the power to direct the receipt of, dividends from, or proceeds from the sale of, such securities. The address of Ayer is 230 California, Suite 600, San Francisco, California 94111.

PLAN OF DISTRIBUTION

This prospectus relates to the possible resale from time to time by the selling stockholders of any or all of the shares of common stock issuable upon exercise of outstanding warrants issued in the Bridge Financing held by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive the net proceeds of any warrants exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell the shares of common stock covered by this prospectus and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The selling stockholders may sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus if and when necessary or required.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve cross or block transactions. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  “at the market” or through market makers or into an existing market for the shares;

•                  short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

•                  through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through one or more underwritten offerings on a firm commitment or best efforts basis;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock covered by this prospectus and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successor-in-interest as selling stockholders under this prospectus.

In connection with the sale of the shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or financial institution may resell pursuant to this prospectus (as supplemented and amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders also may resell all or a portion of the shares in transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from registration under the Securities Act, provided that they meet the criteria and conform to the requirements of such rule or exemption.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all of the costs, expenses and fees in connection with the registration of the shares of common stock, other than commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. Each selling stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from information furnished to us by such selling stockholder for use in the prospectus.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley LLP, Palo Alto, California.

EXPERTS

Our consolidated financial statements at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, which are incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements) appearing elsewhere herein, and are incorporated by reference in reliance on Ernst & Young LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a public reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered for resale by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered for resale by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.aryx.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference into this registration statement and prospectus the documents listed below (Commission File No. 001-33782), and any future filings (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus:

•                  our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010;

•                  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 from our definitive proxy statement on Schedule 14A for our 2010 Annual Meeting of Stockholders, filed with the SEC on April 16, 2009;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on May 13, 2010 and August 16, 2010, respectively;

•                  our Current Reports on Form 8-K filed with the SEC on January 5, 2010, February 19, 2010, March 3, 2010, April 9, 2010, May 20, 2010, May 25, 2010, June 1, 2010, June 3, 2010, July 8, 2010, August 16, 2010 and October 12, 2010; and

•                  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on October 30, 2007, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

ARYx Therapeutics, Inc.

Attention: Corporate Secretary

6300 Dumbarton Circle

Fremont, California 94555

(510) 585-2200

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by ARYx Therapeutics, Inc. in connection with the common stock being registered. All amounts are estimated except the SEC registration filing fee. All of the expenses below will be paid by us.

SEC registration fee	$55.27
Accounting fees and expenses	12,000.00
Legal fees and expenses	20,000.00
Transfer agent and registrar fees	1,000.00
Printing and miscellaneous expenses	5,044.73
Total	$38,100.00

Item 15. Indemnification of Directors and Officers.

As permitted by Delaware General Corporation Law, or Delaware law, the registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law for breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, a director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director will not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•      any breach of the director’s duty of loyalty to the registrant or its stockholders;

•      any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•      any act related to unlawful stock repurchases or redemptions or payments of dividends; or

•      any transaction from which the director derived an improper personal benefit.

These limitations of liability do not limit or eliminate the registrant’s rights or any of its stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Delaware law, the registrant’s bylaws also provide that:

•      the registrant will indemnify its directors and executive officers subject to certain exceptions, and may indemnify its other officers, employees and agents, to the fullest extent permitted by law;

•      subject to certain exceptions, the registrant will advance expenses to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by law; and

•      the rights provided in the registrant’s bylaws are not exclusive.

The registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. The registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of the person’s actions in connection with his or her services to the registrant, regardless of whether Delaware law permits indemnification for such liability.

The limitation of liability and indemnification provisions in the registrant’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the registrant’s directors and officers, even though an action, if successful, might benefit the registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the registrant pays the costs of settlement and damage awards against its directors and officers as required by these indemnification provisions.

As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers. These indemnification agreements may require the registrant, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of the registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the registrant’s request.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors or executive officers as to which indemnification is required or permitted, and the registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The registrant maintains a directors’ and officers’ liability insurance policy. The policy insures the registrant’s directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant of those losses for which it has lawfully indemnified its directors and officers. The policy contains various exclusions.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

The Amended and Restated Investor Rights Agreement, dated October 22, 2007, between and among the registrant and certain investors provides for cross-indemnification in connection with the registration of the registrant’s common stock and warrants for common stock on behalf of such investors.

The Registration Rights Agreement dated November 11, 2008, as amended, between and among the registrant and certain investors provides for cross-indemnification in connection with the registration of the registrant’s common stock and warrants for common stock on behalf of such investors.

The Registration Rights Agreement, dated October 6, 2009, by and between the registrant and Commerce Court Small Cap Value Fund, Ltd. provides for cross-indemnification in connection with the registration of the registrant’s common stock on behalf of such investor.

The Registration Rights Agreement, dated August 13, 2010, by and between the registrant and the investors listed on Exhibit A thereto, provides for cross-indemnification in connection with the registration of the registrant’s common stock issuable upon the exercise of warrants on behalf of such investors.

Item 16. Exhibits.

Exhibit Number	Description of the Document

3.1(2)	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.

3.2(3)	Bylaws of the registrant.

4.1	Reference is made to Exhibits 3.1 and 3.2 above.

4.2(4)	Specimen Common Stock Certificate of the registrant.

4.3(5)	Form of Warrant to purchase shares of Series C preferred stock, issued September 3, 2003.

4.4(5)	Form of Warrant to purchase shares of Series C preferred stock, issued December 23, 2002.

4.5(5)	Form of Warrant to purchase shares of Series D preferred stock, issued March 28, 2005 to Lighthouse Capital Partners V, L.P. (“Lighthouse”).

4.6(4)	Amended and Restated Investor Rights Agreement, dated October 22, 2007, by and among the registrant and the certain of its securityholders.

4.7(6)	Form of Warrant to purchase shares of Series E preferred stock, issued October 19, 2007 to Lighthouse.

4.8(7)	Form of Warrant to purchase shares of common stock, issued October 17, 2008 to Lighthouse.

4.9(8)	Registration Rights Agreement by and between the registrant and the investors identified on the signature pages thereto, dated November 11, 2008.

4.10(8)	Form of Warrant to purchase shares of common stock, issued November 11, 2008 to several purchasers.

4.11(9)	Form of Warrant to purchase shares of common stock, issued December 31, 2008 to Oxford Financial Corporation.

4.12(10)	Registration Rights Agreement by and between ARYx and Commerce Court Small Cap Value Fund, Ltd., dated October 6, 2009.

4.13(11)	Form of Warrant to Purchase Common Stock issued August 13, 2010 and September 30, 2010 to several purchasers.

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)           To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.

(2)           Previously filed as the like-numbered exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33782), filed with the SEC on March 17, 2008 and incorporated  herein by reference.

(3)           Previously filed as Exhibit 3.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-145813), filed with the SEC on August 30, 2007 and incorporated  herein by reference.

(4)           Previously filed as like-numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on November 5, 2007 and incorporated herein by reference.

(5)           Previously filed as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-145813), filed with the SEC on August 30, 2007 and incorporated herein by reference.

(6)           Previously filed as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on October 23, 2007 and incorporated herein by reference.

(7)           Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 23, 2008 and incorporated herein by reference.

(8)           Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on November 12, 2008 and incorporated herein by reference.

(9)           Previously filed as the like-numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 27, 2009 and incorporated herein by reference.

(10)         Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 8, 2009 and incorporated herein by reference.

(11)         Previously filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on August 16, 2010 and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 12, 2010.

ARYx THERAPEUTICS, INC.

By:	/S/ PAUL GODDARD, PH.D.
Paul Goddard, Ph.D.
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Goddard and John Varian, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PAUL GODDARD, PH.D.	Chief Executive Officer, Chairman and Director	October 12, 2010
Paul Goddard, Ph.D.	(Principal Executive Officer)

/S/ JOHN VARIAN	Chief Operating Officer and Chief Financial Officer	October 12, 2010
John Varian	(Principal Financial Officer)

/S/ JASON BARKER	Senior Director of Finance	October 12, 2010
Jason Barker	(Principal Accounting Officer)

/S/ DAVID BEIER	Director	October 12, 2010
David Beier

/S/ LARS EKMAN, M.D. PH.D.	Director	October 12, 2010
Lars Ekman, M.D., Ph.D

/S/ KEITH LEONARD	Director	October 12, 2010
Keith Leonard

/S/ HERM ROSENMAN	Director	October 12, 2010
Herm Rosenman

/S/ PAUL SEKHRI	Director	October 12, 2010
Paul Sekhri

/S/ NICHOLAS SIMON	Director	October 12, 2010
Nicholas Simon

EXHIBIT INDEX

Exhibit Number	Description of the Document

3.1(2)	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.

3.2(3)	Bylaws of the registrant.

4.1	Reference is made to Exhibits 3.1 and 3.2 above.

4.2(4)	Specimen Common Stock Certificate of the registrant.

4.3(5)	Form of Warrant to purchase shares of Series C preferred stock, issued September 3, 2003.

4.4(5)	Form of Warrant to purchase shares of Series C preferred stock, issued December 23, 2002.

4.5(5)	Form of Warrant to purchase shares of Series D preferred stock, issued March 28, 2005 to Lighthouse Capital Partners V, L.P. (“Lighthouse”).

4.6(4)	Amended and Restated Investor Rights Agreement, dated October 22, 2007, by and among the registrant and the certain of its securityholders.

4.7(6)	Form of Warrant to purchase shares of Series E preferred stock, issued October 19, 2007 to Lighthouse.

4.8(7)	Form of Warrant to purchase shares of common stock, issued October 17, 2008 to Lighthouse.

4.9(8)	Registration Rights Agreement by and between the registrant and the investors identified on the signature pages thereto, dated November 11, 2008.

4.10(8)	Form of Warrant to purchase shares of common stock, issued November 11, 2008 to several purchasers.

4.11(9)	Form of Warrant to purchase shares of common stock, issued December 31, 2008 to Oxford Financial Corporation.

4.12(10)	Registration Rights Agreement by and between ARYx and Commerce Court Small Cap Value Fund, Ltd., dated October 6, 2009.

4.13(11)	Form of Warrant to Purchase Common Stock issued August 13, 2010 and September 30, 2010 to several purchasers.

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)           To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.

(2)           Previously filed as the like-numbered exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33782), filed with the SEC on March 17, 2008 and incorporated  herein by reference.

(3)           Previously filed as Exhibit 3.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-145813), filed with the SEC on August 30, 2007 and incorporated  herein by reference.

(4)           Previously filed as like-numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on November 5, 2007 and incorporated herein by reference.

(5)           Previously filed as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-145813), filed with the SEC on August 30, 2007 and incorporated herein by reference.

(6)           Previously filed as the like-numbered exhibit to the registrant’s Registration Statement on Form S-1/A, as amended (File No. 333-145813), filed with the SEC on October 23, 2007 and incorporated herein by reference.

(7)           Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 23, 2008 and incorporated herein by reference.

(8)           Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on November 12, 2008 and incorporated herein by reference.

(9)           Previously filed as the like-numbered exhibit to the registrant’s Annual Report on Form 10-K (File No. 001-33782), filed with the SEC on March 27, 2009 and incorporated herein by reference.

(10)         Previously filed as the like-numbered exhibit to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on October 8, 2009 and incorporated herein by reference.

(11)         Previously filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-33782), filed with the SEC on August 16, 2010 and incorporated herein by reference.